Exhibit 13

                     Schedule For Computation of Performance

The performance that appears in Table 1 of the SAI was calculated by reducing the annual total return of the underlying fund by the maximum expense charge of 0.90%. The 0.90% charge is composed of the 0.15% charge for mortality and expense risk and the maximum 0.75% charge for administration. For standardized return, we then assume that the maximum possible withdrawal charge was withdrawn at the end of the period. The following example shows how we calculated the "life of the subaccount" return for the Prudential Value Portfolio:


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Average Annual                                                    "Hypothetical"
Total Return                                                      Average Annual
For Prudential      Mortality and                                 Total Return
Value Portfolio,    Expense Risk and                              For Subaccount
For One Year        Maximum                Maximum                For One Year
Period Ended        Administrative         Withdrawal             Period Ended
12/31/01            Charge                 Charge                 12/31/01
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-2.08%              0.90%                  5%                     -2.83%
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